Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005 relating to the financial statements and management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting of Silicon Image, Inc. which appears in the Silicon Image, Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, CA
March 15, 2005